Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 30, 2006, by and between Xcorporeal, Inc., a Delaware corporation (“Company”), and Victor Gura, M.D. (“Executive”).
RECITALS
     A. WHEREAS, Executive has experience and expertise applicable to employment with Company to perform as the Chief Medical and Scientific Officer of Company, Company has agreed to employ Executive and Executive has agreed to enter into such employment, on the terms set forth in this Agreement.
     B. WHEREAS, Executive acknowledges that this Agreement is necessary for the protection of Company’s investment in its business, good will, products, patents, inventions, intellectual property, methods of operation, information, and relationships with its customers and other employees.
     C. WHEREAS, Company acknowledges that Executive desires definition of his compensation and benefits, and other terms of his employment.
     NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:
AGREEMENT
1. TERM OF EMPLOYMENT
     1.1 Initial Term. The initial term of employment will begin on December 1, 2006 (the “Commencement Date”) and will continue until four (4) years following the Commencement Date (“Initial Term”). After the expiration of the Initial Term, Executive will be employed on an at-will basis, with either party able to terminate the employment, with or without cause and with or without notice. For purposes of this Agreement, the “Term” shall mean the period during which Executive is an employee of the Company.
2. EMPLOYMENT
     2.1 Employment of Executive. Company agrees to employ Executive to render services on the terms set forth herein. Executive hereby accepts such employment on the terms and conditions of this Agreement.
     2.2 Position and Duties. Executive will serve as Chief Medical and Scientific Officer of Company, reporting to the Chief Executive Officer or Chairman (“Chairman”) of the Company’s Board of Directors (“Board”), and will have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such other powers and duties as may be prescribed from time to time by the Chairman or the Board.

     2.3 Standard of Performance. Executive agrees that he will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties will be performed at such place or places as the interests, needs, business and opportunities of Company will require or render advisable.
     2.4 Exclusive Service.
          (a) Subject to Section 2.4(b), Executive will (i) devote substantially all of his business energies and abilities and all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and will not, without the prior written consent of Company, render to others any service of any kind (whether or not for compensation) that, in the opinion of Company, would materially interfere with the performance of his duties under this Agreement, and (ii) not, without the prior written consent of Company, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor will he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other company or business activity.
          (b) Provided that doing so does not interfere with Executive’s obligations under the other provisions of this Section 2, Executive may spend up to ten hours per week (on a non-cumulative basis) attending and presenting at medical conferences, meetings and symposiums, lecturing and teaching at UCLA The Geffen School of Medicine, or treating private patients, all in a manner that does not compete with the business of the Company.
3. COMPENSATION
     3.1 Compensation. During the Term, Company will pay the amounts and provide the benefits described in this Section 3, and Executive agrees to accept such amounts and benefits in full payment for Executive’s services under this Agreement.
     3.2 Base Salary. Company will pay to Executive a base salary equivalent to $420,000.00 per year commencing the Commencement Date, payable in accordance with Company’s standard payroll practices. At Company’s sole discretion, Executive’s base salary may be increased, but not decreased, annually. Notwithstanding the foregoing, commencing on January 1, 2008 and annually thereafter, the Base Salary will be increased by at least the Consumer Price Index for Los Angeles, California (or a reasonable proxy thereof).
     3.3 Discretionary Bonus. Except as described in Section 5.1 below, Executive is eligible to receive an annual bonus in an amount that will be targeted at 50% of Executive’s base salary for such year. The bonus will be based on Executive achieving designated individual goals and milestones, and the overall performance and profitability of the Company. The goals and milestones will be established and reevaluated on an annual basis by mutual agreement of Executive and the Chairman, subject to review and approval by the Board or its Compensation Committee. Any bonus under this Section 3.3 will be based on a calendar year and will be paid no later than the March 15th of the following year, and will be payable to the extent awarded regardless of whether Executive’s employment terminated prior to such payment. The first annual bonus (for calendar year 2006), to the extent granted at the sole discretion of the Company, will be prorated based on the Commencement Date.
     3.5 Stock Options.
          (a) Upon U.S. Food and Drug Administration approval of the Company’s first product, Executive will, subject to Board approval (which will not be unreasonably withheld), be granted an option to purchase 500,000 shares of Company’s common stock pursuant to a stock option agreement under the provisions of Company’s 2006 Stock Incentive Plan (“Plan”) at an exercise price equal to the fair market value of the common stock on the date of grant, with a term of 10 years. This option is in addition to the option to purchase 500,000 shares of common stock granted to Executive on November 14, 2006 in his capacity as a director of the Company.
          (b) Except as otherwise set forth herein, vesting of options will cease upon the termination of both Executive’s service as a director and employment with Company and its affiliates.
     3.6 Fringe Benefits. Subject to Section 3.7 and upon satisfaction of the applicable eligibility requirements, Executive and Executive’s family will be provided with group medical and dental insurance and group dental coverage through Company’s plans. Medical and dental benefits will commence on the first day of the month following the Commencement Date. In the event that no benefit plans are in place at that time, the Company will reimburse Executive for COBRA coverage until such time as Executive is covered under the Company’s group medical and dental plans. Company will pay for $500,000 of term life insurance for the benefit of Executive, subject to the standard physical examination that is required by the issuing insurance company. In addition, Executive will be provided with accidental death and disability and long-term disability insurance, or reimbursed for the reasonably equivalent cost of a private disability policy. Executive will also be provided with $1,500 per month to reimburse executive for the cost of an automobile. Executive is also eligible to participate in Company’s 401K plan beginning on the first day of the month following the Commencement Date.
     3.7 Paid Time Off. Executive will accrue, on a daily basis, a total of four (4) workweeks of paid time off (PTO) per year commencing with the Commencement Date, provided, however, that Executive’s accrued and unused PTO may not exceed a total of seven (7) workweeks. This PTO will be in addition to normal Company holidays, which will be determined at the discretion of the Company from time to time. Thereafter, Executive will not continue to accrue PTO benefits until he has used enough PTO time to fall below this maximum amount. Any accrued but unused PTO will be paid to Executive, on a pro rata basis, at the time that his employment is terminated. In addition to PTO, the Executive will be entitled to normal Company holidays.
     3.8 Deduction from Compensation. Company will deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4. REIMBURSEMENT OF EXPENSES
     4.1 Travel and Other Expenses. Company will pay to or reimburse Executive for those travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Executive which Company determines are reasonably necessary for the proper discharge of Executive’s duties under this Agreement and for which Executive submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.
     4.2 Liability Insurance. Company will provide Executive with officers and directors’ insurance, or other liability insurance, consistent with its usual business practices, to cover Executive against all insurable events related to his employment with Company.
     4.3 Indemnification. Promptly upon written request from Executive, Company will indemnify Executive, to the fullest extent under applicable law, for all judgments, fines, settlements, losses, costs or expenses (including attorney’s fees), arising out of Executive’s activities as an agent, employee, officer or director of Company, or in any other capacity on behalf of or at the request of Company. Such agreement by Company will not be deemed to impair any other obligation of Company respecting indemnification of Executive otherwise arising out of this or any other agreement or promise of Company or under any statute. The rights to indemnification will survive any termination of Executive’s employment or this Agreement.
5. TERMINATION
     5.1 Termination With Good Cause; Resignation Without Good Reason. Company may terminate Executive’s employment at any time, with or without notice, or Good Cause (as defined below). If Company terminates Executive’s employment with Good Cause, or if Executive resigns without Good Reason (as defined below), Company will pay Executive his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination and any accrued bonus earned through the date of termination. Company will have no further obligations to Executive under this Agreement or any other agreement, and all unvested options will terminate.
     5.2 Termination Without Good Cause; Resignation with Good Reason. Executive will have the right to terminate his employment with notice and Good Reason. If Company terminates Executive’s employment without Good Cause, or Executive resigns for Good Reason:
          (a) Company will pay Executive his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination;
          (b) Company will pay Executive in a lump sum an amount equal to two (2) year’s salary (at the rate in effect at the time of termination) plus a bonus equal to 200% of the targeted bonus for the year in which termination occurs;
          (c) All of Executive’s unvested stock options will vest immediately; and

          (d) In addition to any rights under COBRA, the term for continued medical benefits provided by Company will continue for a period of two years from the date of termination, provided that coverage will terminate sooner if Executive and his family become eligible for coverage under another employer’s plan.
          To be eligible for the compensation provided for in Section 5.2(b), (c) and (d) above, Executive must execute a full and complete release of any and all claims against Company, excluding only: (i) claims for indemnification under (A) Sections 4.3 or 10.12 of this Agreement, (B) the Indemnification Agreement dated October 13, 2006 between the Company and Executive, or (C) the articles of incorporation or bylaws of the Company or applicable law; (ii) post-employment termination rights under employee benefit plans and stock option agreements; and (iii) rights to the compensation provided for in Section 5.2(b), (c) and (d) above. Except as set forth above, the release shall be in substantially the standard form used by Company (“Release”).
     5.3 Good Cause. For purposes of this Agreement, a termination will be for “Good Cause” if Executive has:
          (a) Commited an act of actual fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties under this Agreement;
          (b) Willfully or recklessly violated (i) Executive’s fiduciary duty to Company; (ii) any material provision of Company’s written Executive Handbook which results in material damage to the Company, or (iii) any applicable state or federal law or regulation;
          (c) Willfully, recklessly or grossly negligently failed or refused to comply with (i) the Company’s written Codes of Ethics as adopted by the Board or (ii) all relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder;
          (d) Materially breached this Agreement (other than Section 10.1) or the Confidentiality Agreement (defined below), or willfully failed to or refused to comply with the lawful directives of the Chairman or the Board in the performance of his duties under this Agreement (other than a failure caused by temporary disability); provided, however, that no termination will occur on that basis unless the Company first provides the Executive with written notice to cure; the notice to cure will reasonably specify the acts or omissions that constitute the Executive’s failure or refusal to perform his duties, and the Executive will have a reasonable opportunity given the circumstances (not to exceed 30 days after the date of notice to cure) to correct his failure or refusal to perform his duties;
          (e) Be convicted of, or enter a plea of guilty or no contest to, a felony under state or federal law, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude.

     5.4 Good Reason. For purposes of this Agreement, a resignation by Executive will be for “Good Reason” if tendered within ninety (90) days of any of the following actions by Company:
          (a) Assignment to Executive of duties materially inconsistent with Executive’s status as defined in Section 2.2, or a substantial reduction in the nature or status of Executive’s responsibilities;
          (b) Relocation of Executive’s site of employment outside a 30 mile radius of Los Angeles (unless closer to Executive’s residence) without Executive’s consent, except for reasonably required travel on Company’s business;
          (c) Failure to cause any acquiring or successor entity following a Change in Control to assume Company’s obligations under this Agreement, unless such assumption occurs by operation of law; or
          (d) Material breach of this Agreement by Company, or failure to timely pay to Executive any amount due under Section 3, which continues after written notice and reasonable opportunity to cure (not to exceed 10 days after the date of notice);
          (e) Executive is asked to report to an individual other than the current Chairman or Board;
          (f) The Company voluntarily sells, transfers or assigns all or substantially all of its rights under the Company’s License Agreement dated September 1, 2006;
          (g) Company’s failure to grant the stock options as provided in Section 3.5(a); or
          (h) The occurrence of a Change in Control (as defined below).
     5.5 Effects of Change in Control. Immediately upon a Change in Control, all of Executive’s unvested options will vest immediately, and remain exercisable until the later of the expiration date of the options as specified in the option agreement or three (3) years after the Change of Control.
     5.6 Change in Control. For purposes of this Agreement, a “Change in Control” will be defined as:
          (a) The acquisition of Company by another entity by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation);
          (b) The sale, transfer or other disposition of all or substantially all of the Company’s assets; or
          (c) The acquisition by merger, purchase of stock or otherwise, in one or a series of transactions, of more than 50% of the common stock of the Company, or of other voting securities of the Company having the ability to elect a majority of the members of the Board, by a person, entity or a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act), other than the person who is the Chairman as of the date of execution of this Agreement, or any of his affiliates.
     5.7 No Change in Control. Notwithstanding the provisions of Section 5.6, the following will not constitute a Change in Control:
          (a) If the sole purpose of the transaction is to change the state of the Company’s incorporation or to create or eliminate a holding company that will be owned in substantially the same proportions by the same beneficial owners as before the transaction;
          (b) If Company’s stockholders of record as constituted immediately prior to the transaction will, immediately after the transaction (by virtue of securities issued as a consideration for Company’s capital stock or assets or otherwise), hold more than 50% of the combined voting power of the surviving or acquiring entity’s outstanding securities;
          (c) An underwritten public offering of Company’s common stock, if Company’s stockholders of record as constituted immediately prior to the offering will, immediately after the offering, continue to hold more than 50% of the combined voting power of Company’s outstanding securities;
          (d) The private placement of preferred or common stock, or the issuance of debt instruments convertible into preferred or common stock, for fair market value as determined by the Board, provided the acquiring person does not as a result of the transaction own more than 50% of the outstanding capital stock of Company, have the right to vote more than 50% of the outstanding voting stock of Company, or have the right to elect a majority of the Board; or
          (e) If Executive is a member of a group that acquires control of Company in an event that would otherwise be a Change in Control, such event will not be deemed a Change in Control and Executive will have no right to benefits hereunder as a result of such event; provided, however, that Executive will not be deemed a member of any acquiring group solely by virtue of his continued employment or ownership of stock or stock options following a Change in Control.
     5.8 Death or Disability. To the extent consistent with federal and state law, Executive’s employment, salary, and accrual of commissions will terminate on his death or disability. “Disability” means any health condition, physical or mental, or other cause beyond Executive’s control, that prevents him from performing his duties, even after reasonable accommodation is made by Company, for a period of 180 consecutive days within any 360 day period. In the event of termination due to death or Disability, Company will pay Executive (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits accrued through the date of termination, and an amount equal to (a) one year of salary (at the rate in effect at the time of termination); and (b) the Executive’s full targeted bonus for that year. To be eligible for the compensation provided for in this Section 5.5, Executive’s representative must execute a Release (as contemplated by Section 5.2) on behalf of Executive or Executive’s estate.

     5.9 Return of Company Property. Within five (5) days after the Termination Date, Executive will return to Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Company including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Executive’s possession or under Executive’s control. Executive will not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software will be revoked on the Termination Date.
6. DUTY OF LOYALTY
     6.1 During his employment with the Company, Executive will not, without the prior written consent of Company, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Company, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than 1 % of the capital stock of any other corporation. Otherwise, Executive may make personal investments in any other business so long as these investments do not require him to participate in the operation of the companies in which he invests. Notwithstanding the foregoing, Executive will be permitted to engage in non-competitive professional activities as provided in Section 2.4(b).
7. CONFIDENTIAL INFORMATION
     7.1 Trade Secrets of Company. Executive, during the Term, will develop, have access to and become acquainted with various trade secrets which are owned by Company and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Executive will not disclose such trade secrets, directly or indirectly, or use them in any way, either during the Term or at any time thereafter, except as required in the course of his employment by Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession will remain the exclusive property of such entities, and will not be removed, other than work-related purposes, from the premises where the work of Company is conducted, except with the prior written authorization by Company.
     7.2 Confidential Data of Customers of Company. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Company and of their affiliates. All such data is confidential and will not be disclosed, directly or indirectly, or used by Executive in any way, either during the Term (except as required in the course of employment by Company) or at any time thereafter.
     7.3 Inevitable Disclosure. Subject to Section 5.2, after Executive’s employment has terminated with Good Cause or without Good Reason, Executive will not accept employment with any direct competitor of Company for a period of one (1) year, where the new employment is likely to result in the inevitable disclosure of Company’s trade secrets or confidential information, or it would be impossible for Executive to perform his new job without using or disclosing trade secrets or confidential information.
     7.4 Limited Exceptions. Notwithstanding the foregoing, no information will be considered trade secret or confidential to the extent it is or becomes publicly available without breach of this Agreement by Executive, is rightfully received by Executive without obligations of confidentiality, or is ordered released or disclosed by court order, lawful process or government authority.
     7.5 Continuing Effect. The provisions of this Section 7 will remain in effect after the Termination Date.
8. NO SOLICITATION
     8.1 No Solicitation of Executives. Subject to Section 5.2, Executive agrees that he will not, during the Term and for one (1) year thereafter if terminated without Good Cause or with Good Reason or for two (2) years thereafter if terminated with Good Cause or without Good Reason, encourage or solicit any other employee of Company to terminate his or her employment for any reason, nor will he assist others to do so.
     8.2 No Solicitation of Customer. Subject to Section 5.2, Executive agrees that he will not, during the Term and for one (1) year thereafter if terminated without Good Cause or with Good Reason or for two (2) years thereafter if terminated with Good Cause or without Good Reason, directly or indirectly call on, or otherwise solicit, business within the scope of business sought by Company from any actual customer or potential customer known by Executive to be targeted by Company, nor will he assist others in doing so.
9. INTELLECTUAL PROPERTIES.
     The Executive has signed a separate Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”).
10. OTHER PROVISIONS
     10.1 Compliance With Other Agreements. Executive represents and warrants to Company that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound.
     10.2 Injunctive Relief. Executive acknowledges that the services to be rendered under this Agreement and the items described in Sections 6, 7, 8 and 9 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Company in money damages for a breach of this Agreement. Accordingly, Executive agrees and consents that if he violates any of the provisions of this Agreement, Company, in addition to any other rights and remedies available under this Agreement or otherwise, will be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.
     10.3 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, will be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including all attorneys’ fees.
     10.4 Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Company will pay the reasonable attorneys fees of Troy & Gould P.C. as counsel for Executive in connection with the negotiation, drafting and execution of this Agreement. Additionally, Executive represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Executive has not relied upon any advice from Company and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Executive further acknowledges that Company has not made any representations to him with respect to tax issues.
     10.5 Nondelegable Duties. This is a contract for Executive’s personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and will not be subject to involuntary alienation, assignment or transfer by Executive during his life.
     10.6 Governing Law. The validity, construction and performance of this Agreement will be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.
     10.7 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or Executive’s employment with Company, including without limitation the issue of arbitrability, will be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. To the maximum extent permitted by applicable law he prevailing party will be awarded its arbitration, attorney and expert witness fees, costs and expenses. Judgment on any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.
     10.8 Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if any invalid or unenforceable provision were omitted.
     10.9 Binding Effect. The provisions of this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.
     10.10 Notice. Any notices or communications required or permitted by this Agreement will be deemed sufficiently given if in writing and when delivered personally or 48 hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

     (a) If to Company, to the principal office of Company in the State of California, marked “Attention: Chairman”; or
     (b) If to Executive, to the most recent address for Executive appearing in Company’s records or such other address as may be provided by Executive to the Company.
     10.11 Headings. The Section and other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
     10.12 Additional Indemnification. Provided that Executive resigns as an employee, officer and director of his current employer prior to the Commencement Date, notwithstanding Section 10.1, Company will indemnify, defend and hold harmless Executive from any Losses relating to any threatened, pending or completed claim, action, suit or proceeding brought by or on behalf of such employer relating to Executive’s resignation, entering into this Agreement, accepting employment with the Company and/or performing services hereunder. For this purpose, and any such claim, action, suit or proceeding will be considered a Claim and will be treated and handled in all respects pursuant to the Indemnification Agreement between Company and Executive dated as of October 13, 2006.
     10.13 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
     10.14 Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
EXECUTIVE:

/s/ Victor Gura

Victor Gura, M.D.

COMPANY:

XCORPOREAL, INC.

By	/s/ Terren S. Peizer

Terren S. Peizer, Chairman